UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2014

VAALCO Energy, Inc.

(Exact name of registrant as specified in is charter)

Delaware	001-32167	76-0274813
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4600 Post Oak Place, Suite 309

Houston, Texas 77027

(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code: (713) 623-0801

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement.

On April 30, 2014, VAALCO Energy, Inc. (the “Company”) reached an agreement (“severance and consulting agreement”) with Robert L. Gerry III, pursuant to which Mr. Gerry will provide consulting services to the Company commencing immediately following the 2014 Annual Meeting of Stockholders of the Company and continuing until December, 31, 2015. Mr. Gerry will receive an aggregate of $100,000, payable in equal monthly installments during the term of the consulting agreement, and will be entitled to office space at the Company’s offices and to reimbursement of his expenses incurred under the agreement.

In addition, Mr. Gerry will not stand for re-election as a director at the 2014 Annual Meeting and plans to retire as Chairman of the Board of Directors immediately following 2014 Annual Meeting. The severance and consulting agreement provides that Mr. Gerry will be paid a severance payment of $300,000, payable in 19 equal monthly installments commencing on June 30, 2014. The Company also will reimburse Mr. Gerry for premiums he pays for supplemental health insurance until December 31, 2015, up to an aggregate amount that Mr. Gerry would have been required to pay if he had been eligible for COBRA coverage under the Company’s health insurance plan. The consulting and severance agreement contains releases of claims, indemnification and other provisions customary in severance agreements for executive officers.

The option awards previously made to Mr. Gerry under the Company’s long term incentive plans will be amended so that they will expire, unless exercised, on December 31, 2015, unless such option agreements would have expired at an earlier date without regard to Mr. Gerry’s retirement.

The Company and Mr. Gerry plan to execute the agreement following the 2014 Annual Meeting.

A copy of the consulting and severance agreement is attached as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference.

Section 5 — Corporate Governance and Management

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth in Item 1.01 is incorporated into this Item 5.01.

Section 9 – Financial Statements and Exhibits

Item 9.01(d). Exhibits

10.1	Form of Consulting and Severance Agreement to be entered into by Robert L. Gerry III and VAALCO Energy, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VAALCO ENERGY, INC.

Dated: May 6, 2014	By:	/s/ Gregory R. Hullinger
Gregory R. Hullinger
Chief Financial Officer